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Investors:

Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com
Media: WeissComm Partners Aline Schimmel (312) 646-6295

PROGENICS PHARMACEUTICALS AND ONO PHARMACEUTICAL ANNOUNCE AGREEMENT TO DEVELOP AND COMMERCIALIZE RELISTOR IN JAPAN

– RELISTOR franchise to be extended by license agreement
with a top-10 Japanese pharmaceutical company –

Tarrytown, NY – October 16, 2008 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) and Ono Pharmaceutical Co., Ltd., Osaka, Japan  (OSE-TYO: 4528) today announced an exclusive license agreement under which Ono has acquired the rights to RELISTOR® (methylnaltrexone bromide) in Japan, where it plans to develop and commercialize the U.S.-approved drug for the treatment of opioid-induced constipation. RELISTOR is being developed and commercialized in the rest of the world by Progenics and Wyeth Pharmaceuticals, a division of Wyeth (NYSE:WYE).

Under today’s agreement, Ono is responsible for developing and commercializing subcutaneous RELISTOR in Japan, including conducting the clinical development necessary to support regulatory marketing approval.  Progenics will receive a $15 million upfront payment from Ono, with up to an additional $20 million payable upon achievement of development milestones.  Further, Ono will pay to Progenics royalties and commercialization milestones on sales by Ono of subcutaneous RELISTOR in Japan.  Ono also has the option to acquire from Progenics the rights to develop and commercialize in Japan other formulations of RELISTOR, including intravenous and oral forms, on terms to be negotiated separately.

“We are delighted to be working with Ono, one of the leading Japanese pharmaceutical companies, to make the benefits of RELISTOR available to patients in Japan – a key market crucial to achieving worldwide access to this first-in-class product,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “Ono’s expertise in developing drugs for the Japanese market enhances RELISTOR’s opportunity for commercial success there. Together, our companies are committed to bringing this therapy to the many patients in Japan who suffer from the debilitating side effects of opioid pain medications.”

“We already filed an antiemetic drug for the treatment of chemotherapy-induced nausea and vomiting, and are developing anti-cancer biologics and cancer anorexia/cachexia drug in oncology area.  We are glad to further expand our oncology pipeline by in-licensing MNTX from Progenics.  We will actively and quickly develop this important medication for patients in Japan who suffer from opioid-induced constipation,” said Gyo Sagara, President, Representative Director and CEO at Ono.

Ono’s announcement concerning today’s agreement can be found at http://www.ono.co.jp/eng/default.htm.

About the Progenics-Wyeth Worldwide Collaboration

Progenics originally licensed to Wyeth worldwide rights to RELISTOR under their 2005 Collaboration Agreement. Wyeth has elected, as it is entitled to do under that agreement, not to develop RELISTOR in Japan.  As a result, Japanese rights to all formulations of RELISTOR previously granted to Wyeth have been returned to Progenics, and Progenics is licensing those rights, as they relate to the subcutaneous form of RELISTOR, to Ono. Wyeth retains its licensed rights for RELISTOR elsewhere in the world. As a result of the return of the Japanese rights, Progenics will not receive from Wyeth milestone payments that were to be triggered by the development of RELISTOR formulations in Japan.  These potential milestones would have totaled $22.5 million (of which $7.5 million related to the subcutaneous formulation of RELISTOR and the remainder to the intravenous and oral formulations).  Progenics now has the potential to receive a total of $334 million in development and commercialization milestone payments from Wyeth under the Collaboration Agreement, of which $39 million have been paid to date.

Commercial sales of subcutaneous RELISTOR under the Progenics-Wyeth collaboration began earlier this year in the United States, Canada and Europe following regulatory approvals in each of these regions.

About Subcutaneous RELISTOR

RELISTOR, administered via subcutaneous injection, is a peripherally acting mu-opioid receptor antagonist that decreases the constipating effects of opioid pain medications in the gastrointestinal tract without affecting their ability to relieve pain. Each year, more than 1.5 million Americans receive palliative care due to an advanced illness, such as incurable cancer and other end-stage diseases.

In April, the U.S. Food and Drug Administration approved RELISTOR subcutaneous injection for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. RELISTOR was made available in the United States in June. In March, this form of RELISTOR was approved by Health Canada and was launched there in May. In July, RELISTOR (methylnaltrexone bromide) subcutaneous injection received marketing approval from the European Commission, and is now approved in the 27 member states of the E.U. as well as Iceland, Norway and Liechtenstein for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. A marketing application for subcutaneous RELISTOR was submitted to the Australian Therapeutic Goods Administration in August 2007 and is under review. Other applications in additional countries are also pending.

Important Safety Information for Subcutaneous RELISTOR

•	RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
•	If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
•	Use of RELISTOR has not been studied in patients with peritoneal catheters.
•	The most common adverse reactions reported with RELISTOR in clinical trials were abdominal pain, flatulence, and nausea.
•	Full RELISTOR Prescribing Information for the U.S. is available at www.relistor.com.

(PGNX-G)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology —including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR (methylnaltrexone bromide) for the treatment of opioid-induced side effects. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states, as well as Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in Australia and other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is currently in phase 2 clinical testing. Pre-clinical programs for the development of novel HCV entry inhibitors are also underway. In the area of oncology, the Company is developing a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer -- a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA), which is currently in phase 1 clinical testing. PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com.
Additional information on Ono is available at http://www.ono.co.jp/eng/default.htm.